Exhibit 10.1

FOREST CITY ENTERPRISES, INC.
2005 DEFERRED COMPENSATION PLAN FOR EXECUTIVES
(As Amended and Restated Effective January 1, 2005)

Forest City Enterprises, Inc. does hereby amend and completely restate the Forest City Enterprises, Inc. 2005 Deferred Compensation Plan For Executives on the terms and conditions hereinafter set forth, effective as of January 1, 2005. The original effective date of the Plan was January 1, 2005. The Plan provides a select group of management or highly compensated employees of the Company with the opportunity to defer base salary, or incentive compensation payments which may be paid to such executives under any plan which the Committee (as defined below) may designate from time to time, in accordance with the provisions of the Plan.

ARTICLE I

DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

1. “Account” shall mean the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Section 4 of Article II that is credited with Base Salary or Incentive Compensation which is deferred by a Participant, and the interest on such amounts as determined in accordance with Section 4 of Article II.

2. “Base Salary” shall mean the annual fixed or base compensation, payable biweekly or otherwise to a Participant.

3. “Beneficiary” or “Beneficiaries” shall mean the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant’s Account in the event of the death of the Participant prior to receipt of the entire amount credited to the Participant’s Account.

4. “Board” shall mean the Board of Directors of the Company.

5. “Bonus Year” shall mean each fiscal year commencing February 1 and ending on the following January 31, commencing with the fiscal year commencing on February 1, 2005.

6. “Calendar Year” shall mean each calendar year commencing on or after January 1, 2005.

7. “Change in Control” shall mean that:

(i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such transaction is held in the aggregate by either (a) the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such transaction or (b) Permitted Holders;

(ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the securities of such corporation or person that are outstanding immediately following the consummation of such sale or transfer is held in the aggregate by either (a) the holders of Voting Stock (as hereinafter defined) of the Company immediately prior to such sale or transfer or (b) Permitted Holders;

(iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report) thereto, each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than a Permitted Holder has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20 percent or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of the Board (the “Voting Stock”);

(iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction, other than with respect to a Permitted Holder; or

(v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board cease for any reason to constitute at least a majority of the members thereof, unless the election, or the nomination for election by the Company’s stockholders, of each member of the Board first elected during such period was approved by a vote of at least two-thirds of the members of the Board then still in office who were members of the Board at the beginning of any such period.

Notwithstanding the foregoing provisions of subsection (iii) or (iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of the Plan, either (1) solely because the Company, a Subsidiary, or any Company-sponsored employee stock ownership plan or other employee benefit plan of the Company, files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (2) solely because of a change in control of any Subsidiary by which any Participant may be employed. Notwithstanding the foregoing provisions of subsections (i-iv) hereof, if, prior to any event described in subsections (i-iv) hereof that may be instituted by any person who is not an officer or director of the Company, or prior to any disclosed proposal that may be instituted by any person who is not an officer or director of the Company that could lead to any such event, management proposes any restructuring of the Company that ultimately leads to an event described in subsections (i-iv) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of the Plan.

8. “Code” shall mean the Internal Revenue Code of 1986, as amended.

9. “Committee” shall mean the Compensation Committee of the Board or such other Committee as may be authorized by the Board to administer the Plan.

10. “Company” shall mean Forest City Enterprises, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of Forest City Enterprises, Inc. with any other corporation or corporations.

11. “Deferral Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee that indicates the amount of his or her Base Salary and/or Incentive Compensation that is or will be deferred under the Plan for a Deferral Period.

12. “Deferral Period” shall mean (i) with respect to Base Salary, the calendar year that commences after each Election Filing Date, and (ii) with respect to Incentive Compensation, the Bonus Year that commences after each Election Filing Date.

13. “Disability” shall have the meaning given to such term in the Company’s Long Term Disability Plan, as amended from time to time.

14. “Election Agreement” shall mean an agreement in the form that the Committee may designate from time to time, including, without limitation, the “Election Agreement for 2005” that was filed by Participants in December 2004 and the “Election Agreement for 2006” filed by Participants in December 2005.

15. “Election Filing Date” shall mean December 31 of the calendar year next preceding the first day of (i) in the case of Base Salary, the Calendar Year for which such Base Salary would otherwise be earned and (ii) in the case of Incentive Compensation, the Bonus Year for which such Incentive Compensation would otherwise be earned.

16. “Eligible Employee” shall mean a full-time or part-time employee of the Company (or a Subsidiary that has adopted the Plan) who is, as determined by the Committee, a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and who is selected by the Committee to participate in the Plan. Unless otherwise determined by the Committee, an Eligible Employee shall continue as such until Termination of Employment.

17. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

18. “Fixed Installment Payment Method” shall mean the method of calculating the amount of each biweekly installment described in Section 5(ii)(c) of Article II of the Plan.

19. “Incentive Compensation” shall mean cash incentive compensation payable pursuant to an incentive compensation plan, whether such plan is now in effect or hereafter established by the Company, which the Committee may designate from time to time.

20. “Insolvent” shall mean that the Company has become subject to a pending voluntary or involuntary proceeding under the United States Bankruptcy Code or has become unable to pay its debts as they mature.

21. “Key Employee” shall mean a key employee as defined in Section 409A of the Code and Section 416(i) of the Code (without regard to paragraph (5) thereof) of the Company (or a controlled group member).

22. “Moody’s Rate” shall mean the interest rate which is the sum of (i) the average of the Moody’s A, Aa and Aaa Bond rates plus (ii) .50. For purposes of determining the amount of interest to be credited to an Account under Section 4 of Article II of the Plan, the Moody’s Rate shall be determined and applied on a quarterly basis.

23. “Participant” shall mean any Eligible Employee who has at any time made a Deferral Election in accordance with Section 2 of Article II of the Plan and who, in conjunction with his or her Beneficiary, has not received a complete distribution of the amount credited to his or her Account.

24. “Payment Election” shall mean the Election Agreement (or portion thereof) completed by a Participant and filed with the Committee that indicates the time of commencement of payment and form of payment of the Participant’s Base Salary and/or Incentive Compensation that is or will be deferred pursuant to a Deferral Election under the Plan.

25. “Permitted Holder” shall mean (i) any of Samuel H. Miller, Albert B. Ratner, Charles A. Ratner, James A. Ratner, Ronald A. Ratner or any spouse of any of the foregoing, and any trusts for the benefit of any of the foregoing, (ii) RMS, Limited Partnership and any general partner or limited partner thereof and any person (other than a creditor) that upon the dissolution or winding up of RMS, Limited Partnership receives a distribution of capital stock of the Company, (iii) any group (as defined in Section 13(d) of the Exchange Act) of two or more persons or entities that are specified in the immediately preceding clauses (i) and (ii), and (iv) any successive recombination of the persons or groups that are specified in the immediately preceding clauses (i), (ii) and (iii).

26. “Plan” shall mean this deferred compensation plan, which shall be known as the Forest City Enterprises, Inc. 2005 Deferred Compensation Plan For Executives. The Plan is unfunded and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company.

27. “Subsidiary” shall mean any corporation, joint venture, partnership, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest and directly or indirectly owns or controls 50 percent or more of the total combined voting or other decision-making power.

28. “Termination of Employment” shall mean a separation from service as defined under Section 409A of the Code.

29. “Unforeseeable Emergency” shall mean a severe financial hardship to a Participant or Beneficiary resulting from (i) an illness or accident of the Participant or Beneficiary or his or her spouse or dependent (as defined in Section 152(a) of the Code), (ii) loss of the Participant’s or Beneficiary’s property due to casualty, or (iii) other similar or extraordinary circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

30. “Variable Installment Payment Method” shall mean the method of calculating the amount of each biweekly installment described in Section 5(ii)(d) of Article II of the Plan.

ARTICLE II

ELECTION TO DEFER

1. Eligibility. An Eligible Employee may make an annual Deferral Election with respect to receipt of all or a specified part of his or her Base Salary for any Calendar Year or Incentive Compensation earned for any Bonus Year in accordance with Section 2 of this Article. An Eligible Employee who makes a Deferral Election must also make a Payment Election with respect to the amount deferred in accordance with Section 5 of this Article. An Eligible Employee’s entitlement to defer shall cease with respect to the Deferral Period following the Deferral Period in which he or she ceases to be an Eligible Employee.

2. Deferral Elections. Subject to Section 2(iii) of this Article, all Deferral Elections, once effective, shall be irrevocable, shall be made on an Election Agreement filed with the Committee and shall comply with the following requirements:

(i) The Deferral Election shall specify the amount of Base Salary and/or Incentive Compensation that is to be deferred within the limits under Section 3 of this Article.

(ii) The Deferral Election shall be made by, and shall be effective as of, the applicable Election Filing Date; provided, however, that to the extent permitted by Section 409A of the Code, the Company may permit Participants to make a Deferral Election with respect to Incentive Compensation that constitutes “performance-based compensation” (within the meaning of Section 409A(a)(4)(B)(iii) of the Code) at a time later than the time described earlier in this first sentence but no later than six (6) months prior to the end of the performance period with respect to which the Incentive Compensation is earned. Notwithstanding the foregoing, an employee who first becomes an Eligible Employee (A) during the course of a Calendar Year, rather than as of the first day of such Calendar Year, shall make such Deferral Election with respect to Base Salary within thirty (30) days following the date the employee first becomes an Eligible Employee, and such Deferral Election shall be effective on the date made and shall be effective only with regard to Base Salary earned during such Calendar Year following the filing of the Election Agreement with the Committee and (B) during the course of a Bonus Year, rather than as of the first day of such Bonus Year, shall make such Deferral Election with respect to Incentive Compensation within thirty (30) days following the date the employee first becomes an Eligible Employee, and such Deferral Election shall be effective on the date made and, unless the proviso in the first sentence of this Section 2(ii) applies, shall be effective only with regard to the amount of Incentive Compensation earned during such Bonus Year following the filing of the Election Agreement with the Committee as determined pursuant to the pro-ration method permitted under Section 409A of the Code.

(iii) In accordance with Question and Answer 20 of Internal Revenue Service Notice 2005-1, on or before December 31, 2005 a Participant may elect to terminate participation in the Plan or cancel the Deferral Election that he or she made under the Election Agreement for 2005 with respect to Base Salary earned during the Calendar Year beginning January 1, 2005 and Incentive Compensation earned during the Bonus Year beginning February 1, 2005, provided that the amounts subject to such termination or cancellation are includible in the gross income of the Participant in the taxable Calendar Year in which the amounts are earned and vested. In the event of any such termination or cancellation by a Participant, the amount subject to such termination or cancellation shall be distributed to the Participant in the Calendar Year that it is earned and vested.

3. Amount Deferred. A Participant shall designate on the Election Agreement the percentage or the dollar amount of his or her Base Salary or Incentive Compensation that is to be deferred, provided, however, that the maximum deferral by a Participant during any one Deferral Period shall be, with respect to such Deferral Period, the lesser of (i) $100,000 and (ii) 25% of the sum of the Base Salary and Incentive Compensation which the Participant would otherwise earn during such Deferral Period.

4. Accounts. Base Salary and Incentive Compensation that a Participant elects to defer shall be treated as if they were set aside in an Account on the date the Base Salary or Incentive Compensation would otherwise have been paid to the Participant. Such Account will be credited with interest at the Moody’s Rate as determined by the Committee on a quarterly basis.

5. Initial Payment Elections. Subject to Sections 5(iii), 5(iv), 6, 7, 8, and 9 of this Article, all Payment Elections shall be irrevocable, shall be made annually on an Election Agreement filed with the Committee and shall comply with the following requirements:

(i) The Payment Election shall contain the Participant’s elections regarding the time of the commencement of payment of amounts in his or her Account.

(a) A Participant may elect to commence payment (1) upon the date on which he or she incurs a Termination of Employment for any reason, including, without limitation, by reason of death, retirement, or Disability, or (2) with the Committee’s written approval at the time that the Participant files his or her Election Agreement with the Committee, in a specified year that begins at least two years after the date on which the Deferral Election becomes effective.

(b) Payments made in accordance with the Participant’s election under Section 5(i)(a)(1) shall be paid or commence to be paid on the date of the Termination of Employment and payments made in accordance with the Participant’s election under Section 5(i)(a)(2) shall be paid or commence to be paid on the first payroll date next following June 1 of the specified year.

(c) Notwithstanding the foregoing provisions of this Section 5(i), in the event that a Participant elects (with the Committee’s approval as described in Section 5(i)(a)(2)) to commence payments in a specified year, and prior to the date such payment is due to be paid or commence to be paid (as described Section 5(i)(b)) he or she incurs a Termination of Employment, payment of the Participant’s Account shall commence, in the form or forms elected pursuant to Sections 5(ii) and/or 5(iii), on the date of such Termination of Employment.

(ii) The Payment Election shall also contain the Participant’s elections regarding the form of payment of amounts in his or her Account.

(a) The Participant may elect to receive amounts in his or her Account in one of the following forms: (1) a single, lump sum payment, (2) a number of biweekly installments over a period of five (5) years, or (3) a number of biweekly installments over a period of ten (10) years.

(b) In the case of a Participant who elects installment payments under Section 5(ii)(a), such Participant shall also elect one of the following methods of calculating installment payments: (1) the Fixed Installment Payment Method or (2) the Variable Installment Payment Method.

(c) In the event that all or a portion of a Participant’s Account is payable under the Fixed Installment Payment Method, all of the biweekly installment payments during the installment period shall be equal in amount and the amount of each biweekly installment shall be calculated so that the total installment payments have a present value equivalent to the value of the Participant’s Account subject to an installment Payment Election at the time such payments commence. The interest rate used for purposes of determining the installment payment amount in the prior sentence shall be the average of the Moody’s Rates in effect during the four quarters that precede the quarter in which installment payments commence.

(d) In the event that all or a portion of a Participant’s Account is payable under the Variable Installment Payment Method, the amount of each installment shall be determined as follows:

(1)	The value, at the time of the first installment payment, of the portion of the Participant’s Account payable under the Variable Installment Payment Method shall be divided by the number of installment payments that will be made during the installment period;

(2)	The amount determined under (1) shall be paid to the Participant on each payment date through the end of the calendar year in which the installment payments begin;

(3)	After the end of the calendar year described in (2), the value at the end of such calendar year of the portion of the Account payable in installments shall be divided by the number of installment payments then remaining in the installment period;

(4)	The amount determined under (3) shall be paid to the Participant on each payment date during the following calendar year;

(5)	The procedures described in (3) and (4) shall be followed for any following calendar year in which installment payments will be made;

(6)	The portion of the Account subject to such installment payments that remains unpaid from time to time shall continue to be credited with gains, losses, interest and other earnings as provided in Section 4 of this Article; and

(7)	The final installment payment shall include an adjustment for gains, losses, interest and other earnings pursuant to Section 4 of this Article during the period between the beginning of the calendar year in which the final installment payment is made and the date of such final payment.

(iii) The Payment Election shall be made by, and shall be effective as of, the applicable Election Filing Date. A Participant may not have more than: (A) two Payment Elections described in Section 5(i)(a)(2) in effect at any one time, (B) three Payment Elections in total in effect at any one time, and (C) two Payment Elections in effect at any one time that provide for payments in installments.

(iv) In accordance with Question and Answer 19(c) of Internal Revenue Service Notice 2005-1, a Participant may make a new Payment Election with respect to the time of commencement of payment and form of payment of the portion of his or her Account attributable to the amount deferred (including earnings) pursuant to the Deferral Election that he or she made under the Election Agreement for 2005. Any such new Payment Election shall specify the time at which the Participant has elected to have such portion of his or her Account paid under Section 5(i) of this Article and the form of payment under Section 5(ii) of this Article.

(v) Notwithstanding the foregoing provisions of this Section 5, if the Participant is a Key Employee, payment on account of Termination of Employment shall commence on the first payroll date next following the first business day of the seventh month following such Termination of Employment (or, if earlier, the date of death). In the event that all or a portion of a Key Employee’s Account is payable in installments upon a Termination of Employment, the total amount of biweekly installment payments to which such Key Employee would otherwise be entitled during the six-month period following the date of such Termination of Employment shall also be paid on the first payroll date next following the first business day of the seventh month following such Termination of Employment (or, if earlier, the date of death).

(vi) The payment of a single, lump-sum amount, or the payment of a number of biweekly installments as designated by the Participant in the Election Agreement, to a Participant (or his or her Beneficiary) pursuant to this Section 5 shall discharge all obligations of the Company to such Participant (or his or her Beneficiary) under the Plan.

6. Subsequent Payment Elections. A Participant may make a subsequent Payment Election to change the time of the commencement of payment(s) of his or her Account, the form of payment of his or her Account, or both, with respect to an amount previously deferred under a Deferral Election if all of the following requirements are met:

(i) Such subsequent Payment Election may not take effect until at least twelve (12) months after the date on which the subsequent Payment Election is made;

(ii) In the case of a subsequent Payment Election related to a payment not described in Section 7 or 9 of this Article, the first payment under such subsequent Payment Election shall in all cases be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 6, five (5) years from the date the first installment payment was scheduled to be paid); and

(iii) Any subsequent Payment Election related to a distribution that is to be made at a specified time or pursuant to a fixed schedule pursuant to Section 5 of this Article must be made not less than twelve (12) months prior to the date the payment was scheduled to be made under the prior Payment Election (or, in the case of installment payments, which are treated as a single payment for purposes of this Section 6, twelve (12) months prior to the date the first installment payment was scheduled to be paid).

7. Death of a Participant. In the event of the death of a Participant, the remaining amount of the Participant’s Account shall be paid to the Beneficiary or Beneficiaries designated in a writing on a form that the Committee may designate from time to time (the “Beneficiary Designation”), in accordance with the Participant’s Payment Election, or in accordance with a special payment election filed by the Participant with the Committee at the same time as the Participant’s Payment Election under Section 5 or 6 of this Article is filed with the Committee that is to be operative and override any other payment election under the Participant’s Payment Election in the event of the death of the Participant. Any special payment election filed by a Participant subsequent to the filing of his or her initial Payment Election under Section 5 of this Article must meet such additional requirements as the Committee determines are appropriate to avoid the inclusion of the amounts subject to such special payment election in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code, including, without limitation, the requirements under Section 6 of this Article. A Participant’s Beneficiary Designation may be changed at any time prior to his or her death by the execution and delivery of a new Beneficiary Designation. The Beneficiary Designation on file with the Company that bears the latest date at the time of the Participant’s death shall govern. In the absence of a Beneficiary Designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant’s Account shall be paid to the Participant’s estate in accordance with the elections made on the Participant’s Payment Election. In the event of the death of the Beneficiary or Beneficiaries after the death of a Participant, the amount of the Participant’s Account shall be paid to the estate of the last surviving Beneficiary in accordance with the elections made on the Participant’s Payment Election or special payment election, as applicable.

8. Small Payments. Notwithstanding the foregoing, if at the time of a Participant’s Termination of Employment the Participant’s Account balance does not exceed $10,000, such Account shall be automatically paid to such Participant in a single, lump-sum payment on the date of such Termination of Employment, provided, however, that if the Participant is a Key Employee, payment shall occur on the first payroll date next following the first business day of the seventh month after such Termination of Employment (or, if earlier, the date of death).

9. Unforeseeable Emergency. Notwithstanding the foregoing, in the event of an Unforeseeable Emergency and at the request of a Participant or Beneficiary, accelerated payment shall be made to the Participant or Beneficiary of all or a part of his or her Account. Payments of amounts as a result of an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution(s), after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

10. Termination of Participation. Notwithstanding any other provision of the Plan, a Participant’s active participation in the Plan shall terminate upon a determination by the Committee that the Participant is not a member of a select group of management or highly compensated employees of his or her employer, within the meaning of ERISA.

ARTICLE III

ADMINISTRATION

The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the power to (i) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Plan, including any factual questions and questions of construction, and (iii) take such further action as the Company shall deem advisable in the administration of the Plan. The actions taken and the decisions made by the Committee hereunder shall be final and binding upon all interested parties. In accordance with the provisions of Section 503 of ERISA, the Committee shall provide a procedure for handling claims of Participants or their Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Committee of any such denial. It is intended that the Plan comply with the provisions of Section 409A of the Code, as enacted by the American Jobs Creation Act of 2004, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to Participants or Beneficiaries. This Plan shall be administered in a manner that effects such intent.

ARTICLE IV

AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate the Plan at any time by action of the Board, except that that no such action shall adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary (provided, however, that this limitation requiring the consent of Participants or Beneficiaries to certain actions shall not apply to any amendment or termination that is deemed necessary by the Company to ensure compliance with Section 409A of the Code).

ARTICLE V

MISCELLANEOUS

1. Non-Alienation of Deferred Compensation. No right or interest under the Plan of any Participant or Beneficiary shall be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary. Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant’s or Beneficiary’s interest under this Plan to an “alternate payee” as defined in Section 414(p) of the Code.

2. Participation by Employees of Subsidiaries. An Eligible Employee who is employed by a Subsidiary (that has adopted the Plan) and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company. The Account of a Participant employed by a Subsidiary shall be paid in accordance with the Plan solely by such Subsidiary to the extent attributable to Base Salary or Incentive Compensation that would have been paid by such Subsidiary in the absence of deferral pursuant to the Plan, unless the Committee otherwise determines that the Company shall be the obligor.

3. Interest of Participant. The obligation of the Company under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company to make payments from its general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected in an Account. Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees. It is the intention of the Company that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA. The Company may create a trust to hold funds to be used in payment of its obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the Company’s general creditors. Notwithstanding the above, upon the earlier to occur of (i) a Change in Control or (ii) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so:

(a) establish an irrevocable trust, substantially in the form of the Rabbi Trust attached hereto as Exhibit A (the funds of which shall be subject to the claims of the Company’s general creditors) to hold funds to be used in payment of its obligations under the Plan; and

(b) transfer to the trustee of such trust, to be added to the principal thereof, an amount equal to (I) the aggregate amount credited to the Accounts of all of the Participants and Beneficiaries under the Plan, less (II) the balance, if any, in the trust at such time.

4. Claims of Other Persons. The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Company or any Subsidiary or the officers, employees or directors of the Company or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5. Severability; Failure to Satisfy Section 409A. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted. Any provisions that would cause any amount deferred or payable under the Plan to be includible in the gross income of any Participant or Beneficiary under Section 409A(a)(1) of the Code shall have no force and effect unless and until amended to cause such amount to not be so includible (which amendment may be retroactive to the extent permitted by Section 409A of the Code).

6. Governing Law. Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

7. Relationship to Other Plans. The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

8. Headings; Interpretation.

(i) Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

(ii) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.

(iii) For purposes of the Plan, the phrase “permitted by Section 409A of the Code,” or words or phrases of similar import, shall mean that the event or circumstance that may occur or exist only if permitted by Section 409A of the Code would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

EXECUTED at Cleveland, Ohio on December 13, 2005.

FOREST CITY ENTERPRISES, INC.

By: /s/ THOMAS G. SMITH
Title: Executive Vice President,
Chief Financial Officer and Secretary